EXHIBIT 10.2

SECOND AMENDMENT TO THE

MERIT MEDICAL SYSTEMS, INC.

2018 LONG-TERM INCENTIVE PLAN

THIS SECOND AMENDMENT TO THE MERIT MEDICAL SYSTEMS, INC. 2018 LONG-TERM INCENTIVE PLAN (this “Amendment”) is made and adopted effective April 15, 2021 by Merit Medical Systems, Inc., contingent upon approval of this Amendment by the shareholders of the Company not later than June 30, 2021.

WHEREAS, Merit Medical Systems, Inc. (the “Company”) maintains the Merit Medical Systems, Inc. 2018 Long-Term Incentive Plan (the “Plan”) for the benefit of its employees and the employees of its participating subsidiaries; and

WHEREAS, it is necessary and desirable to amend the Plan to increase the number of shares of Company common stock (“Shares”) authorized for grant under the Plan from 3,100,000 Shares to 6,100,000 Shares; and

WHEREAS, the Company, acting through its Board of Directors (the “Board”), has reserved the right to amend the Plan at any time and from time to time, subject to shareholder approval in the case of certain material modifications;

NOW, THEREFORE, contingent upon approval of this Amendment by the shareholders of the Company not later than June 30, 2021, the Plan is amended as follows effective April 15, 2021:

1.  The first sentence of Section 3.1(a) of the Plan, setting forth the number of Shares authorized for grant under the Plan, is amended to read as follows:

"(a)Subject to adjustment as provided in Section 12.2, a total of 6,100,000 Shares shall be authorized for grant under the Plan.  Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted.  Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two and one-half (2½) Shares for every one (1) Share granted.”

2.  The third sentence of Section 5.7 of the Plan, relating to the maximum number of Shares with respect to which incentive stock options may be granted under the Plan is amended to read as follows:

“Solely for the purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares with respect to which Incentive Stock Options may be issued under the Plan shall be 6,100,000 Shares, subject to adjustment under Section 12.2.”

3.  Notwithstanding the foregoing, if the shareholders of the Company fail to approve this Amendment by June 30, 2021, this Amendment shall be null and void.  Except as provided above, the terms of the Plan are hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer effective as of April 15, 2021, contingent upon approval of this Amendment by the shareholders of the Company not later than June 30, 2021.

MERIT MEDICAL SYSTEMS, INC.

By:  __/s/ Fred P. Lampropoulos__________________

Name:  __Fred P. Lampropoulos__________________

Title:  ___Chief Executive Officer_________________